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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                October 17, 2005
                            (Date of report; date of
                            earliest event reported)


                         Commission file number: 1-3754


                      GENERAL MOTORS ACCEPTANCE CORPORATION
             (Exact name of registrant as specified in its charter)


                   Delaware                                38-0572512
        (State or other jurisdiction of                 (I.R.S. Employer
        incorporation or organization)                 Identification No.)


                             200 Renaissance Center
                         P.O. Box 200 Detroit, Michigan
                                   48265-2000
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (313) 556-5000
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))





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Item  2.02  Results of Operations and Financial Condition

                    GMAC THIRD QUARTER 2005 EARNINGS SUMMARY

General Motors Acceptance Corporation (GMAC) earned $675 million in the third quarter of 2005, representing an increase of $55 million from third quarter 2004 earnings of $620 million. Third quarter 2005 earnings represent a record third quarter for GMAC and were achieved despite the unfavorable impact of Hurricane Katrina and continued negative credit rating agency actions. The increase in third quarter earnings was due to the strong performance of GMAC's Mortgage operations which more than offset lower earnings from financing and a modest decline in insurance earnings as compared to the prior year. As a result of Hurricane Katrina GMAC's third quarter earnings were negatively impacted by approximately $161 million with the majority of the impact related to credit losses in our lending businesses - both auto finance and mortgage - with less significant losses in the insurance business. In addition to strong quarterly earnings, GMAC continued to maintain adequate liquidity, with cash reserve balances at September 30, 2005 of $24.3 billion, comprised of $21.8 billion in cash and cash equivalents and $2.5 billion invested in marketable securities. GMAC also provided a significant source of cash flow to GM through the payment of a $500 million dividend in the third quarter, bringing total year to date dividends paid to its parent to $1.5 billion.

Net income from Financing operations totaled $178 million in the third quarter of 2005, as compared with $259 million earned in the same period of the prior year. The decrease reflects the unfavorable impact of reserves for Hurricane Katrina and lower net interest margins as a result of increased borrowing costs. The reserves for Hurricane Katrina and the decline in net interest margins were somewhat mitigated by the impact of improved used vehicle prices on terminating leases and favorable consumer credit provision primarily as a result of lower asset levels in the third quarter of 2005 as compared to the third quarter of 2004.

Mortgage operations earned record quarterly earnings of $408 million in the third quarter of 2005, an increase of 53% from the $266 million earned in the third quarter of the prior year, reflecting increases in both the residential and commercial mortgage operations. GMAC's residential mortgage businesses benefited from increased gains on sales of mortgages and certain investment securities. In addition, improved servicing results net of hedging activities contributed to the increase in third quarter earnings. GMAC Commercial Mortgage also experienced an increase in third quarter earnings as compared to the prior year largely due to increases in fee and investment income. In August 2005 GMAC entered into a definitive agreement to sell a sixty percent interest in GMAC Commercial Mortgage with the transaction expected to close around year-end.

GMAC's Insurance operations earned $89 million in the third quarter of 2005, consistent with $95 million earned in the third quarter of 2004. Earnings are strong despite an unfavorable impact due to reserves for Hurricane Katrina. Strong net underwriting revenue and favorable non-weather related loss experience contributed to the strength in earnings. In addition, GMAC Insurance maintained a strong investment portfolio, with a market value of $7.8 billion at September 30, 2005, including net unrealized gains of $563 million.

For the fourth quarter of 2005, GMAC expects solid operating results, with net income expected to exceed $2.5 billion for the full year, while continuing to be a significant contributor to GM's cash flow, with expected dividends to GM in 2005 in excess of $2 billion.

                                     * * * *

This earnings summary contains various forward-looking statements within the meaning of applicable federal securities laws that are based upon GMAC's current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     GENERAL MOTORS ACCEPTANCE CORPORATION
                                     -------------------------------------
                                     (Registrant)



Dated:        October 17, 2005       /s/  SANJIV KHATTRI
              ----------------       -------------------------------------
                                     Sanjiv Khattri
                                     Executive Vice President,
                                     Chief Financial Officer and Director


Dated:        October 17, 2005       /s/  LINDA K. ZUKAUCKAS
              ----------------       -------------------------------------
                                     Linda K. Zukauckas
                                     Vice President and Corporate Controller